EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Northern Community Bancorp:

We consent to the incorporation by reference in the registration statement (No. 333-37874) on Form S-8 of our reports dated March 15, 2005, with respect to the consolidated balance sheets of First Northern Community Bancorp and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of First Northern Community Bancorp. Our audit report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation under the prospective method of adoption as of January 1, 2003.

/s/ KPMG LLP

Sacramento, California March 15, 2005